Exhibit 99.1

IMPORTANT NOTICE REGARDING 401(k) PLAN BLACKOUT
PERIOD AND RESTRICTIONS ON ABILITY TO TRADE SHARES
OF THE COMPANY’S SECURITIES

This notice is to inform you of significant restrictions on your ability to trade any equity securities of The Hershey Company (the “Company”) during an upcoming “blackout period” that will apply to the Company’s 401(k) profit sharing plans (the “401(k) Plans”). This special “blackout period” is imposed on executive officers and directors of the Company by the Sarbanes-Oxley Act of 2002 and Securities and Exchange Commission Regulation BTR (Blackout Trading Restriction) and is in addition to the Company’s trading windows related to its earnings releases.

The special blackout period is being imposed because of the conversion to a new recordkeeper for the 401(k) Plans. The special blackout period will begin at 4:00 PM (Eastern Time) on March 20, 2006 and will end during the week of April 2, 2006 (the “401(k) Plan Blackout Period”). During the 401(k) Plan Blackout Period, participants in the 401(k) Plans will not be able to access their accounts to direct or diversify their investments, obtain loans from the 401(k) Plans or obtain a distribution from the 401(k) Plans.

In accordance with Section 306(a) of the Sarbanes-Oxley Act of 2002 and Rule 104 of Securities and Exchange Commission Regulation BTR, the Company’s directors and executive officers are prohibited - during the 401(k) Plan Blackout Period - from purchasing, selling, or otherwise acquiring or transferring, directly or indirectly, any equity security of the Company acquired in connection with his or her employment as an executive officer or services as a director.

Please note the following:

•  “Equity securities” is defined broadly to include the Company’s Common Stock, one dollar ($1.00) par value, Class B common stock, one dollar ($1.00) par value, stock options, and other derivative securities.

•  Covered transactions are not limited to those involving your direct ownership, but include any transaction in which you have a pecuniary interest (for example, transactions by your immediate family members living in your household).

•  Among other things, these rules prohibit exercising options granted to you in connection with your employment as an executive officer, selling shares of Company stock acquired pursuant to such options, selling shares of Company stock originally received as a restricted stock unit grant or upon the vesting of a restricted stock unit, or selling shares to cover withholding taxes upon the vesting of restricted stock units.

•  Exemptions from these rules generally apply for purchases or sales under dividend reinvestment plans, sales required by laws, regularly scheduled grants or awards under Company equity compensation plans and certain other “automatic” transactions.

Inquiries with respect to this blackout period, including to determine whether this blackout period has ended, should be directed to:

Burton H. Snyder, Senior Vice President,
General Counsel and Secretary
The Hershey Company
100 Crystal A Drive
Hershey, PA 17033
(717) 534-7912

These rules apply in addition to the trading restrictions under the Company’s insider trading policy. If you engage in a transaction that violates these rules, you may be required to disgorge your profits from the transaction, and you may be subject to civil and criminal penalties. The SEC regulations regarding the blackout period restrictions are complex. To avoid any inadvertent violations of the blackout period restrictions, directors and executive officers are required to follow the Company’s pre-clearance procedures in connection with any proposed transaction in Company securities. If you have any questions regarding the Company’s pre-clearance procedures or your ability to engage in any transaction, please contact Burton H. Snyder.

January 30, 2006